UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Sec.240.14a-12

Southside Bancshares, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SOUTHSIDE BANCSHARES, INC.
1201 South Beckham Avenue
Tyler, Texas 75701

SUPPLEMENTAL PROXY MATERIAL
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON WEDNESDAY, MAY 10, 2017

April 21, 2017

TO OUR SHAREHOLDERS:

On March 22, 2017, Southside Bancshares, Inc. (the “Company”) filed its definitive proxy statement (the “Proxy Statement”) in connection with the Company’s Annual Meeting of Shareholders (“Annual Meeting”) to be held on Wednesday, May 10, 2017, and provided access to its proxy materials, including the Proxy Statement, the proxy card and its 2016 Annual Report to Shareholders, over the Internet.
Proposal 4 in the Proxy Statement for the Annual Meeting seeks shareholder approval of the Southside Bancshares, Inc. 2017 Incentive Plan (the “2017 Incentive Plan”). On April 14, 2017, the Company received a copy of the ISS Proxy Analysis & Benchmark Policy Voting Recommendations (the “ISS Recommendations”) issued by the Institutional Shareholder Services (“ISS”) relating to the Company’s Annual Meeting.
In the ISS Recommendations, ISS recommended that the Company’s shareholders vote in favor of all of the proposals included in the Proxy Statement, except for approval of the 2017 Incentive Plan, as set forth in Proposal 4 in the Proxy Statement. ISS stated that its analysis of Proposal 4 considered multiple positive and negative factors within three pillars: estimated cost, plan features and equity grant practices. Based on this analysis, ISS recommended a vote against Proposal 4, primarily based on their assessment of the plan cost and estimated duration of the available and proposed shares.
These supplemental proxy materials are filed with the Securities and Exchange Commission (the “SEC”) and made available to our shareholders solely for the purpose of addressing the ISS concerns with respect to Proposal 4. Although the Company believes the terms of the 2017 Incentive Plan are conservative, appropriate and in the best interests of our shareholders, we nevertheless have elected to revise the 2017 Incentive Plan to limit the number of “full value” awards that may be issued pursuant to the 2017 Incentive Plan. Under the ISS analysis, full value awards (such as restricted stock and restricted stock units) are assigned a higher “cost” relative to awards that only deliver value based on increases in the Company’s stock price following the grant date (such as stock options). Based on our historical grant practices, we do not believe this revision will have any impact on the type or mix of equity awards that we grant to our officers and employees. We do, however, believe the revision will address the primary concern raised by ISS by reducing the “cost” of the 2017 Incentive Plan under the ISS analysis. The revision, in its entirety, consists of the following changes to the first sentence of Section 5.1 of the 2017 Incentive Plan:
“5.1.    NUMBER OF SHARES. Subject to adjustment as provided in Sections 5.2 and Section 15.1, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be (i) 2,000,000 (the “Newly Authorized Shares,” provided, however, that not more than 750,000 of such Newly Authorized Shares may be granted as Full-Value Awards, plus (ii) a number of additional Shares (not to exceed 400,000) underlying awards outstanding as of the Effective Date under the Prior Plan that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason.”
No changes were otherwise made to the 2017 Incentive Plan, and no changes are otherwise being made to Proposal 4 or any other proposals in the Proxy Statement or the proxy card for the Annual Meeting, as filed with the SEC and previously delivered or otherwise made available to our shareholders of record as of March 15, 2017.

Your vote is important. Please carefully consider the proposals included in the Proxy Statement, as well as matters disclosed in these supplemental proxy materials, and vote in favor of such proposals, including in favor of Proposal 4, approval of the Southside Bancshares, Inc. 2017 Incentive Plan (revised as described above) in one of these ways:

•
To vote by mail, complete, sign, and return the proxy card previously provided to you in the envelope provided to: Proxy Services, c/o Computershare Investor Services, P.O. Box 30202, College Station, Texas, 77842-9909;

•
To vote by telephone, call toll free 1-800-652-VOTE (8683) within the United States, U.S. territories and Canada any time on a touch tone telephone and follow the instructions provided by the recorded message. There is NO CHARGE to you for the call;

•	To vote by Internet, access the voting site at www.investorvote.com/SBSI, or scan the Quick Response code with your smart phone and follow the voting instructions set forth on the secure website; or

•	Submit a ballot at the Annual Meeting.
If you have voted against Proposal 4 and would like to revoke your prior vote and vote in favor of Proposal 4, you can do so at any time before the polls close at the Annual Meeting by:

•	Voting again via telephone or Internet in favor of Proposal 4 by following the directions for changing your vote;

•	Signing another proxy card with a later date indicating your vote in favor of Proposal 4 and returning it to the Company at 1201 South Beckham Avenue, Tyler, Texas 75701, prior to the Annual Meeting;

•	Sending the Corporate Secretary a written document revoking your earlier proxy and indicating your vote in favor of Proposal 4; or

•	Voting again at the Annual Meeting in favor of Proposal 4;
provided, however, that if your shares are held in street name by a broker or other nominee, you must contact your broker or such other nominee to revoke your prior proxy and change your vote in favor of Proposal 4.
If you have voted or hereafter vote your shares by proxy “FOR” approval of Proposal 4, such vote will constitute a vote “FOR” approval of Proposal 4, revised as described above.
Only shareholders of record at the close of business on March 15, 2017 or their proxy holders may vote at our Annual Meeting.
Our definitive proxy statement, including these supplemental proxy materials and the Company’s 2016 Annual Report to Shareholders, are available at https://www.southside.com/about/investor-relations/proxy-materials.

By Order of the Board of Directors,

/s/ Joe Norton
Joe Norton
Chairman of the Board

2